     As filed with the Securities and Exchange Commission on April 30, 2001
                                Registration No.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               HARSCO CORPORATION
               (Exact name of issuer as specified in its charter)

                    Delaware                      23-1483991
     (State or other jurisdiction of           (I.R.S. Employer
      incorporation or organization)           Identification No.)

                                  P.O. Box 8888
                                  Camp Hill, PA
                                   17001-8888
                    (Address of principal executive offices)

              SGB Group PLC Discretionary Share Option Scheme 1997
                            (Full title of the plan)

                                 Paul C. Coppock
              Senior Vice President, Chief Administrative Officer,
                          General Counsel and Secretary
                               Harsco Corporation
                                  P.O. Box 8888
                            Camp Hill, PA 17001-8888
                                 (717) 763-7064
                     (Name and address of agent for service)

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class       Amount          Proposed       Proposed          Amount of
      of Securities          To Be            Maximum       Maximum      Registration Fee (3)
     To Be Registered    Registered (1)   Offering Price   Aggregate
                                           Per Share (2)    Offering
                                                           Price (2)
 Common stock,
  Par value $1.25 per       61,097             $27.867       $1,702,606            $426
  share (4)                shares (3)

(1) The number of shares registered is the maximum number of shares of common stock of Harsco Corporation ("Harsco" or the "Company") issuable upon exercise of options ("Harsco Replacement Options") issued by Harsco to Participants under the SGB Group PLC Discretionary Share Option Scheme 1997 ("Scheme") pursuant to an option exchange offer made in connection with Harsco's acquisition of SGB Group PLC.

(2) The weighted average exercise price for the Harsco Replacement Options, pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended (the "Securities Act"), converted into U.S. dollars at the Noon Buying Rate for U.K. pence on April 25, 2001, solely for the purpose of calculating the registration fee.

(3) Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover an indeterminable number of additional shares of common stock of Harsco ("Harsco Common Stock") that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Scheme.

(4) There are also being registered hereunder preferred stock purchase rights attached to and evidenced by the Harsco Common Stock.



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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), by Harsco are incorporated herein by reference:

     - Harsco's Annual Report on Form 10-K, for the year ended December 31, 2000, File No. 1-03970; and

     - The description of Harsco Common Stock contained in Harsco's Registration Statement on Form S-3, File No. 33-56885, except as such description relates to contingent preferred stock purchase rights attached to the Harsco Common Stock. The contingent preferred stock purchase rights attached to and evidenced by the Harsco Common Stock currently are described in Harsco's Registration Statement on Form 8-A, File No. 1-03970.

     All documents filed by Harsco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Harsco is a Delaware corporation. Section 145 ("Section 145") of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to indemnify any person in connection with any suit, action or proceeding, whether civil, criminal, administrative or investigative, to which the person is or is threatened to be made a party

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by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, or other enterprise, against expenses (including attorneys' fees), and against judgments, fines, and amounts paid in settlement, other than in actions by or in the right of the corporation, that are actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that, in the case of actions by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that indemnification is proper under the circumstances. Under Section 145, a corporation shall indemnify any such person who is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Section.

     Section 9 of Article III of Harsco's By-laws provides that Harsco must indemnify its directors and officers to the fullest extent permitted by Delaware law and, as permitted by Section 145, requires Harsco to advance expenses incurred in defending a suit, action or proceeding, whether civil or criminal, upon receipt of an undertaking by a director or officer to repay such expenses if it is determined that such director or officer is not entitled to indemnification.

     Harsco's Restated Certificate of Incorporation, in Article Thirteenth, paragraph (b), provides that no director of Harsco shall be personally liable to Harsco or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate the liability of a director of Harsco (1) for any breach of a director's duty of loyalty to Harsco or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL; or (4) for any transaction in which a director derived improper personal benefit.

     The indemnification provisions in Harsco's By-laws and Restated Certificate of Incorporation are not exclusive of any other rights to which those indemnified thereunder may be entitled to by law, agreement, vote of stockholders or otherwise.

     Harsco has entered into agreements to indemnify its directors (each an "Indemnified Representative") in addition to the indemnification provided for in Harsco's Restated Certificate of Incorporation and By-laws. Under these agreements, Harsco will, among other things, indemnify each Indemnified Representative against certain expenses (including attorneys' fees and expenses), judgments, settlement amounts, or fines incurred by or assessed against an Indemnified Representative in any threatened, pending or completed action or proceeding, including those by or in the right of the Company, by reason of the fact that the Indemnified Representative is or was serving Harsco as a director, officer, employee or agent of Harsco, or, at the request of Harsco, as a director,

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officer, employee, agent, fiduciary, or in a similar capacity for another corporation, joint venture, trust, employee benefit plan or other entity.

     In addition, Harsco maintains liability insurance providing coverage up to $50 million per policy year (with certain deductibles and exceptions) for past, present and future directors and officers of the Company acting in such capacities.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.


ITEM 8.  EXHIBITS.

4.1 Restated Articles of Incorporation of Harsco Corporation (incorporated by reference to Exhibit 4(a) to Harsco's Registration Statement on Form S-3, File No. 33-56885)

4.2 By-laws of Harsco (incorporated by reference to Exhibit 3(b) to Harsco's Annual Report on Form 10-K for the year ended December 31,
         1990)

5.1      Opinion of Morgan, Lewis & Bockius

23.1     Consent of Morgan, Lewis & Bockius (included in Exhibit 5.1)

23.2     Consent of PricewaterhouseCoopers LLP

24.1 Powers of attorney (included in the signature pages to this Registration Statement)


ITEM 9.  UNDERTAKINGS.

(a)  Harsco hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and


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


         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.







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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wormleysburg, Commonwealth of Pennsylvania, on April 30, 2001.


                                   HARSCO CORPORATION



Date                               By:  /S/  Salvatore D. Fazzolari
                                          Salvatore D. Fazzolari
                                          Senior Vice President, Chief Financial
                                          Officer and Treasurer

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 24th day of April, 2001. Each person whose individual signature appears below hereby authorizes Derek C. Hathaway, Salvatore D. Fazzolari and Paul C. Coppock, or any one of them, to execute in the name of each such person and to file any amendment to this Registration Statement and appoints Derek C. Hathaway, Salvatore D. Fazzolari and Paul C. Coppock, or any one of them, as attorneys in fact to sign on his behalf individually and in each capacity stated below and to file any amendments to this Registration Statement.

Signatures                                           Title
/S/ Derek C. Hathaway                           Chairman, President and Chief
------------------------------                  Executive Officer
    Derek C. Hathaway


/S/ Salvatore D. Fazzolari                      Senior Vice President, Chief
------------------------------                  Financial Officer and Treasurer
    Salvatore D. Fazzolari                      (Principal Financial Officer)


/S/ Stephen J. Schnoor                          Vice President and Controller
------------------------------                  (Principal Accounting Officer)
    Stephen J. Schnoor


/S/ Jerry J. Jasinowski                         Director
------------------------------
    Jerry J. Jasinowski



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

/S/ Carolyn F. Scanlan                          Director
------------------------------
    Carolyn F. Scanlan

/S/ James I. Scheiner                           Director
------------------------------
    James I. Scheiner

/S/ Andrew J. Sordoni III                       Director
------------------------------
    Andrew J. Sordoni III

/S/ Joseph P. Viviano                           Director
------------------------------
    Joseph P. Viviano

/S/ Dr. Robert C. Wilburn                       Director
------------------------------
    Dr. Robert C. Wilburn


LIST OF EXHIBITS

4.1 Restated Articles of Incorporation of Harsco Corporation (incorporated by reference to Exhibit 4(a) to Harsco's Registration Statement on Form S-3, File No. 33-56885)

4.2 By-laws of Harsco (incorporated by reference to Exhibit 3(b) to Harsco's Annual Report on Form 10-K for the year ended December 31,
         1990)

5.1      Opinion of Morgan, Lewis & Bockius

23.1     Consent of Morgan, Lewis & Bockius (included in Exhibit 5.1)

23.2     Consent of PricewaterhouseCoopers LLP

24.1 Powers of attorney (included in the signature pages to this Registration Statement)


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